Mr. Dale P. Euga
Chief Executive Officer
POWERDYNE, Inc.
300 Centerville Road, Suite 100E
Warwick, RI 02886
January 24, 2011
Engagement Letter
Dear Mr. Euga,

Re: Equipment Finance

This Engagement Letter confirms the agreement between Merchant Banking Advisors, Inc., (“MBA”) and POWERDYNE, Inc. (“PDI” or the Company), wherein MBA has been engaged to act as your financial advisor to establish an approximately $5.0 million equipment financing program, in exchange for the fees described below. Said funds will be utilized to finance the turn-key installation Powerdyne Gensets, in Puerto Rico.

PDI will pay MBA, at each of the closings, a Success Fee equivalent to 5% of the total financing raised at each closing, e.g. If the financing of the first Genset is equivalent to $300k, MBA’s fee payable at closing will be $15k. (Please note these success fees are separate from lenders fees.)   This engagement will commence following your acceptance of this Engagement Letter and conclude when the aggregate financing reaches $5 million.

At such time the parties may agree to continue this program on an evergreen basis, under terms identical to those agreed to herein, or to terminate this Agreement.  This agreement may be terminated without penalty, if the market reaches saturation or if PDI becomes self financing. However if PDI continues to utilize the financing channels introduced to it by MBA, following termination of this agreement, it will pay a break-up fee to MBA of 2% of the total $5M program value ($100,000) at the termination date.

MBA will undertake five activities: (1) Collect background information on PDI for simultaneous presentation to multiple potential lenders; (2) Track the credit review and approval process; (3) Receive funding proposals (commitment letters) and recommend a course of action which optimizes PDI’s credit at a competitive cost; (4) Collect and disseminate all other information lenders may require to complete this financing; and (5) Coordinate the closing of each of the transactions. Upon presentation of this letter to the lender, MBA is authorized to collect its fees from the lender, as part of the closing costs incurred at closing and disbursement.

I trust this agreement meets your requirements. Should you have any questions feel free to contact me at either of the telephones listed below. Please include with your acceptance, a non-refundable Work fee of $10,000.

Sincerely,	Accepted and agreed to this day of

January 25, 2011
Merchant Banking Advisors, Inc.	POWERDYNE, Inc.

/s/ John Richardson
by: /s/ Dale P. Euga
John Richardson	Dale P. Euga
President	CEO

253 Calle San Sebastian / Old San Juan, PR 00901-1205	Tel: (787) 724-8063 Mobile: (787) 630-4341